STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of this 26th day of March, 1999 by and between MACLEAN ACQUISITION COMPANY, a Delaware corporation (together with its successors and permitted assigns, "Purchaser"), INDUSTRIAL & AUTOMOTIVE FASTENERS, INC., a Michigan corporation (the "Company"), and JPE, Inc., a Michigan corporation ("Seller").

                              W I T N E S S E T H:

     WHEREAS, the Company operates a business engaged in the manufacture and sale of metal wheel nuts (the "Business");

     WHEREAS, Seller owns 100% of the issued and outstanding shares of common stock, no par value of the Company (the "Shares");

     WHEREAS, Seller desires to sell all of the Shares and Purchaser desires to acquire the Shares on the terms and subject to the conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser, the Company and Seller hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     1.1 General. Each term defined in the preamble of this Agreement and in the recitals of this Agreement shall have the meaning set forth above whenever used herein, unless otherwise expressly provided or unless the context clearly requires otherwise.

     1.2 Definitions. As used herein, the following terms shall have the meanings ascribed to them in this Section 1.2:

          Accounts Receivable. All present and future rights to payment for goods sold or services rendered whether or not earned by performance, including, without limitation, all lease payments receivable and accounts or notes receivable owned or held by the Company.

          Adverse Consequences. All allegations, charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, Taxes, interest, Liens, losses, expenses and fees, including all accounting, consultant and attorneys' fees and court costs, costs of expert witnesses and other expenses of litigation.

          Affiliate. As set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934.

          Agreement. This Stock Purchase Agreement, together with all Exhibits and Schedules referred to herein, as amended, modified or supplemented from time to time in accordance with the terms hereof.

          Alternative Transaction. As defined in Section 5.6.

          Authority. Any governmental, regulatory or administrative body, agency or authority, any court of judicial authority, any arbitrator or any public, private or industry regulatory authority, whether foreign, federal, state or local.

          Business. As defined in the Recitals hereto.

          CERCLA.   Comprehensive   Environmental  Response,   Compensation  and
     Liability Act, 42 U.S.C. ss. 9601, et seq.

          Closing. The actual conveyance, transfer, assignment and delivery of the Shares to Purchaser in exchange for the consideration payable to Seller pursuant to this Agreement.

          Closing Date. Five (5) days following the date on which Purchaser and Seller mutually agree all closing conditions have been satisfied (or will be satisfied on the Closing Date) or waived or such other date as Purchaser and Seller may mutually agree to in writing, in either case, upon which the Closing shall occur.

          Code. Internal Revenue Code of 1986, as from time to time amended, including the regulations promulgated thereunder, or any successor statute and the regulations proposed or promulgated thereunder.

          Company. As defined in the preamble hereto.

          Composition Agreement. As defined in Section 6.1(l).

          Confidential Information. As defined in Section 9.2.

          Contracts. All contracts, leases, subleases, arrangements, commitments and other agreements of the Company, including all customer agreements, service agreements, vendor agreements, purchase orders, computer software licenses, hardware lease or rental agreements, contract claims, and all other arrangements and understandings related to the Business, including, without limitation, those items which are listed on Schedule 1.2 to this Agreement under the heading "Contracts".

          DOJ. United States Department of Justice.

          Environmental Claims. As defined in Section 3.10.4.

          Environmental Law(s). Each and every Law, Order, Permit or similar requirement of each and every Authority, pertaining to (i) the protection of human health, safety, the environment, natural resources and wildlife,
     (ii) the protection or use of surface water, groundwater, rivers and other bodies of water, (iii) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Substance or (iv) pollution, including without limitation, as amended, CERCLA, RCRA, the Clean Air Act, 42 U.S.C. ss. 7401 et seq., and the Federal Water Pollution Control Act, 33 U.S.C. ss. 1251, et seq.

          Equipment and Improvements. All machinery, equipment, improvements, facilities and structures, buildings, installations, fixtures, improvements, betterments and additions located on or within the Real Property, trucks, automobiles, appliances, parts, tools, furniture, office furniture, office supplies and office equipment, fixtures, computers, computer terminals and printers, telephone systems, telecopiers and photocopiers, and other tangible personal property of every kind and description that are located upon or within the Real Property, which are owned or leased by the Company, or are utilized in connection with the Business.

          ERISA. Employee Retirement Income Security Act of 1974.

          Financial Statements. The unaudited balance sheets and statements of income, changes in stockholders' equity and cash flows of the Business as of and for the three years ended December 31, 1996, 1997 and 1998, copies of which are attached hereto as Schedule 3.21.

          FTC. United States Federal Trade Commission.

          GAAP. Generally accepted accounting principles in the United States consistently applied.

          Hazardous Substance. Any substance which is (i) defined as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any Environmental Law, (ii) a petroleum hydrocarbon, including crude oil or any fraction thereof, (iii) hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive or carcinogenic, or (iv) regulated pursuant to any Environmental Law.

          Intangibles. All discoveries and inventions (whether patentable or unpatentable), patents, trade names, trademarks, service marks, copyrights, trade secrets, customer and supplier lists, processes and techniques, domain names, registrations and applications for any thereof, and all technical know-how and other intellectual property rights or intangibles used by the Company in the operation of the Business, and all goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto and rights thereunder, improvements thereto, remedies against infringement thereof and rights to protection of interests therein under all applicable Laws.

          Inventories. All of the Company's inventory, consumable supplies, spare parts and repair materials and any and all other inventories of the Company, plus any replacements for or additions to such inventories acquired on or before the Closing Date, and minus any items of inventory sold or consumed by the Company in the Ordinary Course of Business on or before the Closing Date.

          IRS. Internal Revenue Service.

          ISRA. Industrial Site Recovery Act, Title 13: chapter 1K-6, and the rules and regulations promulgated thereunder.

          Law. Any law, statute, regulation, rule, ordinance, requirement, announcement or other binding action or requirement of an Authority.

          Leased Real Property. Those certain parcels of land more fully described on Schedule 1.2 to this Agreement under the heading "Leased Real Property".

          Liabilities. Any obligation or liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including, without limitation, any liability for Taxes.

          Lien. Any lien (statutory or other), mortgage, pledge, hypothecation, collateral assignment, deposit for security arrangement, encumbrance, preference or security agreement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement) other than Permitted Liens.

          Material  Adverse  Effect.A  material  adverse effect on the business,
     results  of  operations,   condition  (financial  or  otherwise),   assets,
     liabilities or prospects of the Business or the Company taken as a whole.

          Old Payables. The unpaid accounts payable of the Company in the names and amounts as are reflected on Schedule 2.2(d).

          Order.  Any  decree,  order,   judgment,   writ,  award,   injunction,
     stipulation or consent of or by an Authority.

          Ordinary Course of Business. The ordinary course of business of the Company in accordance with past custom and practice (including with respect to quantity and frequency).

          Owned Real Property. Those certain parcels of land more fully described on Schedule 1.2 to this Agreement under the heading "Owned Real Property," together with all privileges and appurtenances thereto and all plants, buildings, structures, installations, fixtures, fittings, improvements, betterments and additions situated thereon and together with all easements and rights-of-way used or useful in connection therewith.

          Permitted Liens. Those certain: (i) inchoate landlord's lien arising under any Contract relating to Leased Real Property; (ii) liens for Taxes not yet due and payable and which are adequately reserved for on the Financial Statements; (iii) liens being contested in good faith and which are adequately reserved for on the Financial Statements; and (iv) liens identified as "true leases" pursuant to financing statements.

          Permits. As defined in Section 3.18.

          Person. Any natural person, corporation, limited liability company, partnership, firm, joint venture, joint-stock company, trust, association, Authority, unincorporated entity or organization of any kind.

          Plan. As defined in Section 3.12(a).

          Prepaid Expenses. All deposits and advances, prepaid expenses and other prepaid items of the Company and all rights of the Company to receive discounts, refunds, rebates, awards and the like.

          Purchase Price. As defined in Section 2.2.

          Purchaser. As defined in the preamble hereto.

          RCRA. Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901, et seq.

          Real Property. Collectively, the Owned Real Property and the Leased Real Property.

          Real Property Leases. All leases to the Leased Real Property.

          Reference Date. December 31, 1998.

          Related Entities. As defined in Section 9.5(a)(i).

          Release. Any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including without limitation the abandonment or discarding of barrels, containers and other receptacles containing any Hazardous Substance).

          Securities Act. The Securities Act of 1933.

          Seller's  Knowledge.  The  knowledge of any officer or director of the
     Company  or  Seller,   in  each  case,   after   reasonable   inquiry   and
     investigation.

          Shares. As defined in the Recitals hereto.

          Taxes. As defined in Section 3.13(a).

     1.3 Interpretation. Unless otherwise expressly provided or unless the context requires otherwise, (a) all references in this Agreement to Articles, Sections, Schedules and Exhibits shall mean and refer to Articles, Sections, Schedules and Exhibits of this Agreement; (b) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations; (c) words using the singular or plural number also shall include the plural and singular number, respectively; (d) references to "hereof", "herein", "hereby" and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto); and (e) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of an Authority, Persons succeeding to the relevant functions of such Person).

                                   ARTICLE II
                        PURCHASE AND SALE, PURCHASE PRICE
                            AND OTHER RELATED MATTERS

     2.1 Sale and Purchase of Shares. Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements made in this Agreement by the Company and Seller, as the case may be, Purchaser shall purchase and accept from Seller, and Seller shall sell, transfer, convey, assign and deliver to Purchaser on the Closing Date, the Shares, free and clear of any Liens. At the Closing, Seller shall deliver to Purchaser the certificates evidencing the Shares.

     2.2 Payment of the Purchase Price.

          (a) The amount payable by Purchaser to Seller in consideration for the Shares shall be an aggregate amount equal to TWENTY MILLION DOLLARS ($20,000,000.00).

          (b) The amounts payable under this Section 2.2 shall be referred to herein as "Purchase Price" and shall be paid by Purchaser to Seller by wire transfer to an account designated by Seller in immediately available funds. The aggregate Purchase Price shall be paid on the Closing Date.

                                   ARTICLE III
                         REPRESENTATIONS, WARRANTIES AND
                       COVENANTS OF SELLER AND THE COMPANY

     As an inducement to Purchaser to enter into and perform its obligations under this Agreement, and in consideration of the covenants of Purchaser contained herein, each of Seller and the Company (subject to Section 5.12) represents, warrants and covenants to Purchaser as follows:

     3.1 Corporate Status; Authority of Seller and the Company; Enforceability.

          (a) Each of Seller and the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. To Seller's Knowledge, there are no other States in which the Company, as a matter of reasonable business judgment, should qualify to transact business as a foreign corporation.

          (b) Each of Seller and the Company has the requisite corporate power and authority necessary to (i) own, lease, operate or otherwise hold its properties and assets and to carry on its businesses as presently conducted, and (ii) execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company and Seller of this Agreement, and the performance by the Company and Seller of their respective obligations hereunder, have been duly and validly authorized and approved by all necessary corporate action on the part of the Company and Seller, as the case may be.

          (c) This Agreement is binding upon, and enforceable against, each of the Company and Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and by general principles of equity (whether in a proceeding at law or in equity).

          (d) Neither the execution or delivery of this Agreement by Seller or the Company, nor the performance by Seller or the Company of their respective obligations under this Agreement will (assuming the receipt of all consents referred to in Section 3.17), conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any Contract or Permit to which Seller or the Company is a party or is bound, the articles of incorporation or bylaws of the Company or Seller, or any applicable Law or Order to which the Company or Seller is a party or by which the Company or Seller is bound.

     3.2 Ownership of Stock; No Other Securities.

          (a) The total number of shares of capital stock and the par value thereof which the Company is authorized to issue and the number of such shares which are issued and outstanding are as follows:

                                                                 Issued and
              Class                    Authorized  Shares    Outstanding Shares
              -----                    ----------  ------    ------------------

     Common Stock, no par value                60,000                 100

     No shares of the Company's capital stock are held as treasury stock.

          (b) There are no outstanding options, conversion rights, phantom stock plans, warrants or other rights in existence to acquire from the Company any of its shares of capital stock.

          (c) The Shares have been duly and validly issued and are fully paid and nonassessable and are not subject to any preemptive rights; and there are no voting trust agreements or other contracts, agreements or arrangements restricting voting or dividend rights or transferability with respect to the outstanding shares of capital stock of the Company.

          (d) The Company has not violated in any material respect any federal, state or local Law in connection with the offer for sale or sale and issuance of its outstanding shares of capital stock or any other securities.

          (e) Other than as set forth in Schedule 3.2(e), the Company does not own any securities or any other direct or indirect interest in any other Person.

     3.3 Trade Names, Trademarks and Copyrights. Schedule 1.2 to this Agreement, under the heading "Intangibles", contains a true and complete list of all trademarks, service marks, trade names, domain names and copyrights and their registrations or applications, if any, owned by the Company or in which the Company has any rights or licenses, together with a brief description of each. To Seller's Knowledge, there is no infringement or alleged infringement by any Person of any such trademark, service mark, trade name or copyright. The Company is not now infringing on any trademark, service mark, trade name, domain names or copyright belonging to any other Person. The Company is not a party to any license, agreement or arrangement, whether as licensor, licensee, franchisor, franchisee or otherwise (except as a licensee of software as disclosed on Schedule 3.4), with respect to any trademark, service mark, trade name, domain name or any copyright or any application therefor. The Company owns, or holds adequate licenses or other rights to use, all trademarks, service marks, trade names, domain names and copyrights currently used in the Business, including, without limitation, those listed on Schedule 1.2 to this Agreement under the heading "Intangibles".

     3.4 No Patent Rights. Set forth on Schedule 3.4 hereto are all patents, inventions, industrial models, processes, designs, formulas or applications for patents that the Company owns, holds, or has any right, license or immunity with respect to. To Seller's Knowledge, there is no infringement or alleged infringement by any Person of any such patents, inventions, industrial models, processes, designs, formulas or applications for patents. The Company is not now infringing on any patent or other right belonging to any Person. Except as set forth on Schedule 3.4 hereto, the Company is not a party to any license, agreement or arrangement, whether as licensee, licensor or otherwise, with respect to any patent, application for patent, invention, design, model, process, trade secret, formula or any software. The Company owns all right, title and interest in and to any and all software (other than validly licensed software) used or necessary in the operation of the Business free and clear of any adverse claim of any employee or any other Person.

     3.5 Contracts. Schedule 3.5 to this Agreement, under the heading "Contracts", contains a complete list of all material Contracts to which the Company is a party or by which the Company or its assets are currently bound and copies of such written Contracts have been provided to Purchaser. Except as set forth on Schedule 3.5, the Company is not a party to any Contract not entered into in the Ordinary Course of Business. Each of the Contracts is legal, valid and binding upon the Company and, to Seller's Knowledge, the other parties thereto except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally. Except as set forth on Schedule 3.5, to Seller's Knowledge, there is no default or event that with notice or lapse of time, or both, would constitute a default by any party to any of the Contracts. Except as set forth on Schedule 3.5, the Company has not received notice that any party to any of the Contracts intends to cancel or terminate any of such agreements or to exercise or not exercise any options under any of such agreements.

     3.6 No Violations. Except as set forth on Schedule 3.6, neither the execution, delivery and performance of this Agreement by Seller and the Company nor the consummation of the sale of the Shares or any other transaction contemplated by this Agreement, does or will, after the giving of notice, or the lapse of time, or otherwise, (a) conflict with, result in a breach of, or constitute a default or a violation under, the articles of incorporation or by-laws of Seller or the Company or any Law or Order by which Seller, the Company or their assets is bound, or Contract to which the Company is a party or is bound; (b) result in the creation of any Lien or other adverse interest upon any of the Shares or the Company's assets; (c) terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon, or refuse to perform, any Contract to which the Company is a party or is bound; or (d) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed, or any rights or benefits are to be received, under any Contract to which the Company is a party or is bound.

     3.7 Litigation. Schedule 3.7 to this Agreement sets forth a brief description of all suits, actions, arbitrations, and legal, administrative and other proceedings and governmental investigations pending or, to Seller's Knowledge, threatened against or affecting the Company or the Business.

     3.8 Personnel Identification and Compensation. Schedule 3.8 to this Agreement contains a true and complete list of the names, addresses and titles of all current officers, directors and employees of the Company. The Company has previously delivered to Purchaser a true and correct schedule stating the rates of compensation payable, including bonuses, (or paid, as the case may be) to each such person.

     3.9 Existing Employment Contracts. The Company has no union contracts, employment contracts or similar arrangements except those described on Schedule
3.9 hereto. There is no pending or, to Seller's Knowledge, threatened labor dispute, strike or work stoppage affecting the Business.

     3.10 Environmental. Except as set forth on Schedule 3.10:

          3.10.1 Predecessors. For purposes of this Section 3.10, the Company shall be deemed to include any predecessor to the Company and any Persons from which the Company has assumed liabilities by operation of Law.

          3.10.2 Compliance with Environmental Laws. The Real Property, and all uses and conditions of the Real Property and the Business have been and are in compliance with all Environmental Laws. Any real property formerly owned or leased by the Company or otherwise related to the Business were in compliance with all Environmental Laws during the Company's period of ownership or operation of such formerly owned or operated real property or any use or condition thereof.

          3.10.3 No Release of Hazardous Substances. There is no Release or threatened Release of any Hazardous Substance existing on, beneath or from the surface, subsurface or ground water associated with the Real Property or any real property formerly owned or operated by the Company or upon which Hazardous Substances generated by the Company or the Business came to be located, nor, to Seller's Knowledge, is there or has there been any Release or threatened Release of Hazardous Substances adjacent to, from or in the vicinity of the Real Property currently occurring or occurring at any time in the past.

          3.10.4 No Proceedings. There exists no Order nor any demand, allegation, suit, claim, proceeding, citation, directive, summons, investigation, information request, notice of violation or other notice pending or threatened pursuant to any Environmental Law relating to (a) the ownership, lease, occupation or use of the Real Property or any formerly owned, leased, occupied or used real property by the Company or, to Seller's Knowledge, any other present or former owner, tenant, occupant or user of the Real Property, (b) any alleged violation of or liability under any Environmental Law by the Company, or (c) the suspected presence, Release or threatened Release of any Hazardous Substance on, under, in or from the surface, subsurface, or groundwater associated with the Real Property, or any formerly owned, leased, occupied or used real property,
     (d) any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment (collectively referred to herein as "Environmental Claims"), and the Company has no knowledge of any facts or circumstances that could reasonably be expected to form the basis of an Environmental Claim.

          3.10.5 Documents. The Company has provided to Purchaser any and all documents, correspondence, pleadings, reports, assessments, analytical results, Permits or other records concerning Environmental Laws or Hazardous Substances.

          3.10.6 Transfer Statutes. No Environmental Law including, without limitation, the ISRA, imposes any obligation on the Company for site investigation or cleanup, or notification to or consent of any Authority or any Person as the result of the consummation of the transactions contemplated hereunder.

          3.10.7 Limitation of Environmental Representation. Notwithstanding anything in this Section 3.10 to the contrary, there shall be no violation of the representations and warranties contained herein with respect to matters disclosed on that certain Phase II Environmental Site Assessment report (or the related Phase I report) prepared for Purchaser by Clayton Environmental Consultants, nor shall there by any such violation to the extent that there exist violations of, or obligations under, Environmental Laws, the complete remediation of or compliance with which, in the aggregate, can be accomplished for an expenditure not in excess of $500,000.

          3.11 Certain Transactions. Except as set forth on Schedule 3.11, all current or contracted for purchases, sales, leases, management agreements or other transactions, if any, between the Company, on the one hand, and any officer, director, stockholder or key employee or Affiliate thereof, or officer, director, stockholder or key employee of any Affiliate, on the other hand, have been made on the basis of prevailing market rates and terms such that from the prospective of the Company, all such transactions have been entered into on terms no less favorable than those which would have been available from unrelated third parties in the Ordinary Course of Business. Except as set forth on Schedule 3.11 hereto, neither any officer, director or employee of the Company, nor any spouse, child or other relative of any of such persons, owns, or has any interest, directly or indirectly, in any of the real or personal property owned by or leased to the Company or any copyrights, patents, trademarks, domain names, trade names or trade secrets owned or licensed by the Company.

     3.12 Employee Benefit Matters. Except as set forth on Schedule 3.12:

          (a) Schedule 3.12 to this Agreement contains a true, complete and correct list of each pension, retirement, profit sharing, savings, stock option, restricted stock, severance, termination, bonus, fringe benefit, insurance, supplemental benefit, medical, education reimbursement or other employee benefit plan, program, agreement or arrangement, including each "employee benefit plan" as defined in Section 3(3) of ERISA, with respect to which the Company may have any liability (each a "Plan").

          (b) True, complete and correct copies of the following items relating to each Plan, where applicable, have been delivered to Purchaser:

               (i) the plan document and related  trust  agreement and insurance
          contracts,   including  any  amendments  (including   descriptions  of
          vacation and severance policies);

               (ii) the most recent determination letter received from the IRS with respect to each such Plan that is intended to be qualified under
          Section 401 of the Code;

               (iii)  the most  recent  summary  plan  description,  summary  of
          material   modifications   and   all   material    communications   to
          participants;

               (iv) the most recent annual report (5500 series) and schedules;

               (v) the most recent actuarial valuation; and

               (vi) if the Plan is a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, the most recent annual contribution required to be made to such Plan, and any information which has been provided to the Company regarding withdrawal liability under such Plan.

          (c) Each Plan complies with, and has been operated and administered substantially in accordance with its terms and the applicable provisions of ERISA and the Code, including COBRA, and all other applicable Laws, and there are no actions, suits or claims pending or threatened against any Plan or any administrator or fiduciary thereof, nor do any facts exist which could give rise to any such action, suit or claim. Neither the Company nor any fiduciary of any Plan has engaged in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

          (d) Each of the Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified.

          (e) The Company has no liability with respect to a plan termination under Title IV of ERISA, a funding deficiency under Section 412 of the Code or Section 302 of ERISA or a withdrawal from a "multiemployer plan" as defined in (f) below or under Section 4063 of ERISA. The Company has not engaged in any transaction which could subject it to liability under
     Section 4069 of ERISA or Section 4212(c) of ERISA. All contributions or payments due and owing as required by Section 302 of ERISA, Section 412 of the Code or the terms of any Plan have been made by the due date for such contributions or payments. With respect to each Plan which is a multiemployer plan, the Company has paid or accrued all contributions pursuant to the terms of the applicable collective bargaining agreement required to be paid or accrued by it. With respect to each Plan which is covered by Title IV of ERISA, the market value of assets (exclusive of any contribution due to such Plan) equals or exceeds the present value of benefit liabilities as of the latest actuarial valuation date for such Plan (but not prior to 12 months prior to the date hereof,) determined on the basis of a shutdown of the Company in accordance with actuarial assumptions used by the PBGC in single-employer plan terminations, and since its last valuation date there have been no amendments to such Plan that materially increased the present value of accrued benefits nor any other material adverse changes in the funding status of such Plan.

          (f) None of the Plans is a plan subject to Title IV of ERISA or a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA. No Plan which is a "welfare plan" within the meaning of Section 3(2) of ERISA provides benefits with respect to employees beyond termination of employment other than coverage required by law.

          (g) The Company is not now nor has ever been, a member of a "controlled group of corporations" within the meaning of Section 414(b) of the Code, a member of a group under "common control" within the meaning of
     Section 414(c) of the Code, or a member of an "affiliated service group" within the meaning of Section 414(m) of the Code.

     For purposes of this Section 3.12, "Company" shall be deemed to include each of the Company's Affiliates.

     3.13 Tax Matters.

          (a) The term "Taxes" means all net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, property, assessments or other governmental charges of any kind whatsoever, together with any interest, fines and any penalties, additions to tax or additional amounts incurred or accrued under applicable federal, state, local or foreign tax law or assessed, charged or imposed by any Authority, domestic or foreign, provided that any interest, penalties, additions to tax or additional amounts that relate to Taxes for any taxable period (including any portion of any taxable period ending on or before the Closing Date) shall be deemed to be Taxes for such period, regardless of when such items are incurred, accrued, assessed or charged. For the purposes of this Section 3.13 and
     Section 5.8, the Company shall be deemed to include any predecessor to the Company and any Person from which the Company incur a liability for Taxes as a result of transferee liability, joint and several liability, a contract or otherwise.

          (b) Except as disclosed on Schedule 3.13, the Company has duly and timely filed (and prior to the Closing Date will duly and timely file) true, correct and complete Tax returns, reports or estimates, all prepared in accordance with applicable Laws, for all years and periods (and portions thereof), for all jurisdictions (whether federal, state, local or foreign) in which any such returns, reports or estimates are required to be filed by any applicable Law on or prior to the Closing Date. All Taxes due and payable have been paid (or will be paid prior to the Closing), and there is no current liability for any Taxes due and payable. Any charges, accruals and reserves for Taxes provided for on the Financial Statements are adequate. There are no existing liens for Taxes upon any of the Company's assets except for Taxes not yet due and payable and which are adequately reserved for on the Financial Statements or will be adequately reserved for at the time of Closing. The Company has provided to Purchaser copies of all federal, state and foreign tax returns filed by or for the Company for the past three (3) years. All applicable sales Taxes, to the extent due, were paid by the Company when the Shares were acquired by the Company.

          (c) The Company has (i) withheld all required amounts from its employees, agents, contractors and nonresidents and remitted such amounts to the proper Authorities; (ii) paid all employer contributions and premiums; and (iii) filed all federal, state, local and foreign returns and reports with respect to employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance with the withholding provisions of the Code and other applicable Laws.

          (d) None of the Company's assets are tax exempt use property under Code Section 168(h). None of the Company's assets are property that the Company is required to treat as being owned by any other Person pursuant to the safe harbor lease provision of former Code Section 168(f)(8).

          (e) No portion of the cost of any of the Company's' assets were financed directly or indirectly from the proceeds of any tax exempt state or local government obligation described in Code Section 103(a).

          (f) The Company has no (and has not previously had any) permanent establishment in any foreign country and the Company does not engage (and has not previously engaged) in a trade or business within the meaning of the Code relating to the creation of a permanent establishment in any foreign country. The Company is not a foreign person within the meaning of Code Section 1445.

          (g) Neither the Code nor any other provision of Law requires Purchaser to withhold any portion of the Purchase Price.

          (h) Except as described in Schedule 3.13 attached hereto, the Company is not, nor has ever been a member of any consolidated, combined or unitary group for federal, state, local or foreign Tax purposes.

          (i) The Company is not a party to any joint venture, partnership or other arrangement that could be treated as a partnership for federal income Tax purposes.

          (j) The federal income Tax returns of Seller have been examined by the IRS, or have been closed by the applicable statute of limitations, for all periods through 1995; and no deficiencies or reassessments for any Taxes have been proposed, asserted or assessed against the Company by any federal, state, local or foreign taxing authority except those that have been paid.

          (k) The Company has not executed or filed with any taxing authority (whether federal, state, local or foreign) any agreement or other document extending or have the effect of extending the period for assessment, reassessment or collection of any Taxes, and no power of attorney granted by the Company with respect to any Taxes is currently in force.

          (l)  No  federal,   state,  local  or  foreign  Tax  audits  or  other
     administrative proceedings, discussions or court proceedings are presently pending with regard to any Taxes or Tax returns of the Company.

          (m) The Company has not entered into any agreement relating to Taxes which affects any taxable year ending after the Closing Date.

          (n) The Company has not agreed to or is required to make any adjustment by reason of a change in accounting methods that affects any taxable year ending after the Closing Date. Neither the IRS nor any other agency has proposed any such adjustment or change in accounting methods that affects any taxable year ending after the Closing Date. The Company has no application pending with any taxing authority requesting permission for any changes in accounting methods that relate to its business or operations and that affects any taxable year ending after the Closing Date.

          (o) The Company is not now and never has been a party to any Tax sharing agreement or similar arrangement for the sharing of Tax liabilities or benefits.

          (p) The Company has not consented to the application of Code Section 341(f).

          (q) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment by the Company of any amount that would not be deductible by reason of Code Section 280G.

     3.14 Title to Purchased Shares; Assets.

          (a) Seller owns the Shares free and clear of any Liens. Seller is the record and beneficial owner of all of the issued and outstanding capital stock of the Company. The Shares constitute all of the issued and outstanding shares of capital stock of the Company and upon delivery of and payment by Purchaser to Seller of the Purchase Price, Purchaser will acquire good and marketable title to the Shares free and clear of all Liens (other than Liens created by Purchaser, if any).

          (b) Except as described on Schedule 3.14 hereto, the Company has good and marketable title to, or with respect to the Leased Real Property, a valid and binding leasehold interest in, all of its assets, free and clear of all Liens. The Company owns or otherwise has an enforceable right under a contract to use all of the assets and rights used in the operation of the Business.

     3.15 Real Property. Other than as identified on Schedule 3.15 hereto, the Company has no title to or interest in any Real Property. All amounts due and payable with respect to the Leased Real Property have been paid, the Real Property Leases are valid and in full force and there does not exist any default or event that with the notice or lapse of time, or both, could constitute a default under any such Real Property Lease.

     3.16 Conditions of Assets. Except as set forth on Schedule 3.16, all of the Company's assets are in good operating condition and repair subject to normal wear and tear and are sufficient for the operation of the Business.

     3.17 Consents. Except as otherwise disclosed on Schedule 3.17 hereto, no consent, approval, order or authorization of, or registration, declaration or filing with, any Authority or any other Person is required to be obtained or made by the Company or Seller in connection with the execution and delivery of this Agreement or the performance by the Company or Seller of their respective obligations hereunder.

     3.18 Licenses and Permits. Schedule 3.18 attached hereto lists and describes all qualifications, registrations, filings, privileges, franchises, immunities, licenses, permits, authorizations and approvals of Authorities which are required in order for the Company to own and operate the Business (collectively, the "Permits"). Each Permit is in good standing, valid and subsisting, and in full force and effect in accordance with its terms.

     3.19 Compliance With Laws. Except as set forth on Schedule 3.19, the Company has been and is currently in compliance with all Laws and Orders (including without limitation, all applicable federal, foreign, state or local Laws and Orders governing environmental protection, occupational health and safety and employment), except for non-compliance with which would not have a Material Adverse Effect. Except as disclosed on Schedule 3.19, the Company has not received any notice, citation, claim, assessment or proposed assessment as to or alleging any violation of any federal, state or local occupational safety and health Laws or Orders nor has the Company been subject to any investigation by any federal, state or local occupational safety and health agency within the three (3) years preceding the date hereof, and no such violation exists. The Company is not a party to any pending dispute with respect to compliance with any federal, state or local occupational safety and health Law or Order.

     3.20 Insurance.

          (a) Schedule 3.20 hereto sets forth a list and brief description of all insurance policies maintained by the Company, including, without limitation, workers' compensation, unemployment, auto, life, medical, liability and casualty insurance.

          (b) The Company is not in default with respect to any provision contained in any such insurance policy, nor has the Company failed to give any notice or present any claim thereunder in a due and timely fashion
     (except for defaults or failures which would not have a Material Adverse Effect), and such insurance policies are adequate and customary for the conduct of the Business.

     3.21 Financial Statements. The Financial Statements were prepared from the books and records of the Company in accordance with GAAP (except for principles of consolidation, lack of footnotes and normal year-end and audit adjustments reflected or to be reflected thereon) and present fairly (subject to such exceptions) the financial position and results of operations of the Company and the Business at the dates and for the periods indicated therein.

     3.22 Accounts Receivable. Except as set forth on Schedule 3.22 hereto, the Accounts Receivable reflected on the Financial Statements: (a) were acquired by the Company in the Ordinary Course of Business and represent fully completed bona fide transactions that require no further act on the part of the Company to make such Accounts Receivable payable by the account debtors; (b) are not subject to any material claim, counterclaim, set-off or deduction; (c) represent valid obligations owing to the Company by account debtors that are not Affiliates of the Company, which are enforceable in accordance with their respective terms; and (d) are owned by the Company free and clear of all Liens.

     3.23 Undisclosed Liabilities. Except as disclosed on Schedule 3.23, on the Reference Date, the Company had no Liability with respect to the Business which was not fully disclosed, reflected or reserved against in the Financial
Statements; and, except for liabilities which have been incurred since the Reference Date in the Ordinary Course of Business, since the Reference Date, the Company has incurred no Liability.

     3.24 Conduct of Business Since the Reference  Date.  Except as disclosed on
Schedule 3.24, and for the transactions contemplated in this Agreement, since the Reference Date:

          (a) the Business has been conducted only in the Ordinary Course of Business;

          (b) except for equipment, inventory and supplies purchased, sold or otherwise disposed of in the Ordinary Course of the Business, the Company has not purchased, sold, leased, mortgaged, pledged or otherwise acquired or disposed of any properties or assets;

          (c) the Company has not sustained or incurred any loss or damage with respect to the Business (whether or not insured against) on account of fire, flood, accident or other calamity which has interfered with or affected, or may interfere with or affect, the operation of the Business;

          (d) the Company has not increased the rate of compensation of any officer or other employee of the Business, except in the Ordinary Course of Business;

          (e) there has been no material adverse change in or with respect to the condition (financial or otherwise), operations, business, prospects, rights, properties, assets or liabilities of the Business or the Company's relations with Authorities or its employees, creditors, customers or others having business relationships with a company;

          (f) the Company has not canceled any of the debts or claims owed to it and has paid and satisfied its accounts payable in the Ordinary Course of Business;

          (g) the Company has not changed any accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates);

          (h) the Company has not declared any dividends on its stock or made any redemptions of its stock;

          (i) the Company has not loaned or advanced any money to any Person other than expense advances in the Ordinary Course of Business;

          (j) the Company has not incurred any indebtedness for borrowed money nor guaranteed the indebtedness of any Person;

          (k) the Company has not agreed to take any of the actions described in paragraphs (b), (d), (f), (g), (h), (i) or (j) above.

     3.25 Brokers Fees. Neither Seller nor the Company has dealt with any broker, finder or consultant (other than CIBC Oppenheimer) in connection with the transactions contemplated by this Agreement, and, to Seller's Knowledge, no Person is entitled to any commission or finder's fee in connection with the sale of the Shares to Purchaser (other than CIBC Oppenheimer, whose fees and expenses are to be paid exclusively by Seller and not by Purchaser).

     3.26 Banking Arrangements. Except as set forth on Schedule 3.26 hereto, the Company has no banking, borrowing or depository relationship, or accounts or deposits of funds, and all persons authorized as signatories on each such account are listed on Schedule 3.26.

     3.27 Powers of Attorney. No Person holds any power of attorney from the Company.

     3.28 No Alternative Transaction. Neither the Company nor Seller is a party to or otherwise bound by any agreement contemplating or providing for any Alternative Transaction.

     3.29 Disclosure. None of the representations and warranties made by Seller or the Company in this Agreement, the Schedules hereto or in any letter, certificate or memorandum furnished or to be furnished by Seller or the Company, or on its behalf, contains or will contain any untrue statement of a material fact, or omits any material fact the omission of which would make the statements made therein misleading, after considering such statements as a whole. There is no fact known to any of Seller's or the Company's officers which materially adversely affects, or is reasonably likely to materially adversely affect, the condition (financial or otherwise), assets, liabilities, business, operations or prospects of the Business, the value or utility of the Shares or the ability of Seller or the Company to consummate the transactions contemplated hereby that has not been set forth herein or heretofore communicated to Purchaser in writing pursuant hereto.

                                   ARTICLE IV
             REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER

     As an inducement to Seller and the Company to enter into and perform their respective obligations under this Agreement, and in consideration of the covenants of Seller and the Company contained herein, Purchaser represents, warrants and covenants to Seller and the Company as follows:

     4.1 Corporate Status; Authority of Purchaser; Enforceability.

          (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified and in good standing in each other jurisdiction where the failure to so qualify could reasonably be expected to have a material adverse effect on Purchaser. Purchaser has the requisite power and authority necessary to own, lease, operate or otherwise hold its properties and assets and to carry on its businesses as presently conducted.

          (b) Purchaser has the requisite power and authority (corporate or otherwise) to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of its obligations hereunder, have been duly and validly authorized and approved by all necessary corporate action on the part of Purchaser.

          (c) This Agreement is binding upon, and enforceable against, Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and by general principles of equity (whether in a proceeding at law or in equity).

          (d) Neither the execution or delivery of this Agreement by Purchaser nor the performance by Purchaser of its obligations under this Agreement conflicts with or results in a breach of any of the terms or provisions of, or constitutes a default under, any lease, contract, agreement, arrangement, commitment plan or permit to which Purchaser is a party or is bound, the limited liability company agreement of Purchaser or any applicable Law or Order to which Purchaser is bound.

     4.2 Consents. Except as is contemplated by this Agreement, no consent, approval, order or authorization of, or registration, declaration or filing with, any Authority or any other Person is required to be obtained or made by Purchaser in connection with its execution and delivery of this Agreement or the performance by it of its obligations hereunder.

     4.3 Broker's Fees. Purchaser has not dealt with any broker, finder or consultant in connection with any of the transactions contemplated by this Agreement, and, to its knowledge, no Person is entitled to any commission or finder's fee in connection with the sale of the Shares to Purchaser.

     4.4 No Violations. Neither the execution, delivery and performance of this Agreement by Purchaser nor the consummation of the purchase of the Shares or any other transaction contemplated by this Agreement, does or will, after the giving of notice, or the lapse of time, or otherwise, (a) conflict with, result in a breach of, or constitute a default or a violation under, the limited liability agreement of Purchaser, or any Law or Order to which Purchaser is bound or any lease, contract, agreement, arrangement, commitment or plan to which Purchaser is a party or is bound; or (c) terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon, or refuse to perform, any lease, contract, agreement, arrangement, commitment or plan to which Purchaser is a party or is bound.

                                    ARTICLE V
                                    COVENANTS

     The parties hereto covenant and agree that from the date hereof:

     5.1 Required Consents. Seller and the Company shall use all commercially reasonable efforts to obtain the consents listed on Schedule 3.17.

     5.2 Conduct of the Business. Except as otherwise contemplated by this Agreement or consented to by Purchaser in writing:

          (a) Seller and the Company shall (i) operate and maintain the Business in the Ordinary Course of Business; and (ii) keep all Equipment and Improvements in good operating condition and repair and replace any of it that may be worn out, lost, stolen or destroyed.

          (b) Neither Seller nor the Company shall (i) permit or allow any of the Company's assets to be subjected to any Lien; (ii) sell, lease, transfer or otherwise dispose of any of the Company's assets, except for Inventory sold, leased, transferred or otherwise disposed of in the Ordinary Course of Business and worn out or obsolete Inventory; (iii) terminate, modify or amend materially any of the Contracts except as specifically contemplated herein; (iv) enter into any material contract, lease, registration, license or permit relating to the Company without the prior written consent of Purchaser; (v) change the Business' accounting methods, principles or practices (including without limitation, any change in depreciation or amortization methods, policies or rates or income recognition methods), provided, however, audit adjustments shall not be deemed to constitute a change in accounting methods, principles or practices); (vi) increase or otherwise change the rate or nature of the compensation (including wages, salaries, bonuses and benefits under any Plan) which is paid or payable to any officer, employee or other representative of the Business, except in the Ordinary Course of Business;
     (vii) make, or commit to make, any payment, contribution or award under or into any Plan, except in the Ordinary Course of Business; (viii) make any other material change in the Business or the operation thereof; (ix) incur any indebtedness for borrowed money or make any loans or advances (except expense advances in the Ordinary Course of Business); or (x) make or declare any dividends or redemption; and

          (c) Seller and the Company shall use all commercially reasonable efforts to preserve and protect the Business' goodwill, prospects, rights, properties, assets and business, to keep available to the Company and Purchaser the services of the Business' employees, and to preserve and protect the Business' relationships with Authorities and its employees, officers, customers, creditors and others having business relationships with it.

     5.3 Right of Inspection; Access to Books and Personnel. The Company shall, and shall cause the Company's officers, directors, employees, auditors and agents to, afford to Purchaser and Purchaser's officers, employees, auditors and agents the right at any time prior to the Closing during normal business hours, access to the Company's directors, officers, employees, auditors, agents, facilities, books and records as Purchaser reasonably shall deem necessary or desirable and shall furnish such financial and operating data and other information as Purchaser may reasonably require. No such access, examination or review shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Seller or the Company set forth herein.

     5.4 Notification of Material Adverse Events. The Company and Seller shall each promptly notify Purchaser in writing of any event following the date hereof of which the Company or Seller are or become aware that will or could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), rights, properties, assets or prospects of the Company or the Business or the performance by Seller or the Company of their respective obligations under this Agreement.

     5.5 Supplemental Disclosures. Seller shall have the continuing obligation to supplement promptly and amend the Schedules as necessary or appropriate with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules; provided, however, that for the purpose of the rights and obligations of the parties hereunder, any such supplemental or amended disclosure shall not, except as Purchaser may otherwise agree in writing, be deemed to have cured any breach of any representation or warranty made in this Agreement.

     5.6 Exclusivity. Unless this Agreement has been terminated in accordance with Article XI, (a) the Company and Seller shall not, and shall not permit the Company's or Seller's Affiliates, directors, officers, employees, agents or advisors to, initiate, pursue or encourage (by way of furnishing information or otherwise) any inquiries or proposals, or enter into any discussions, negotiations or agreements (whether preliminary or definitive) with any Person, contemplating or providing for any merger, acquisition, purchase or sale of all or substantially all of the assets or any business combination or change in control of the Business, other than the transaction contemplated by this Agreement (an "Alternative Transaction"), and (b) the Company and Seller shall deal exclusively with Purchaser with respect to the sale of the Business and the Shares. In the event the Company or Seller or any of the Company's or Seller's Affiliates, directors, officers, employees, agents or advisors receive a proposal, directly or indirectly, from any Person or entity regarding an Alternative Transaction, the Company or Seller shall give written notice to Purchaser of such contact within one (1) day after receiving such contact.

     5.7 Required Filings. Seller, the Company and Purchaser agree to (i) promptly file, or cause to be promptly filed, with all appropriate Authorities any and all other notices, registrations, declarations, applications and other documents as may be necessary to consummate the transactions contemplated hereby and to diligently seek to produce all of the deliveries required by Section 8.3 hereof and (ii) thereafter diligently pursue all consents, approvals and authorizations from such Authorities as may be necessary to consummate the transactions contemplated hereby.

     5.8 Tax Indemnification. Seller shall be liable and indemnify Purchaser for all Taxes incurred or payable by the Company for any taxable period ending on or before the Closing Date. Purchaser shall be liable and indemnify Seller for all Taxes incurred or payable by the Company for any taxable period beginning after the Closing Date. Seller shall be entitled to receive any Tax refunds received by the Company for any taxable period ending on or before the Closing Date. Seller is hereby authorized to contest, on behalf of the Company, Taxes assessed against the Company, to execute for the Company all Tax returns, claims for refunds and related documents so long as such Taxes, claims, refunds and documents relate solely for any taxable period ending on or before the Closing Date. Seller is hereby authorized to contest, on behalf of the Company, Taxes assessed against the Company, and to execute for the Company all Tax returns, claims for refunds and related documents so long as such Taxes, claims, refunds and documents relate solely to one or more taxable periods ending on or before the Closing Date.

     5.9 Sales and Transfer Taxes. Seller shall pay the cost of and indemnify Purchaser from, any transfer, stamp, sales, purchase, use, value added, excise documentation, recording or similar Tax which arises out of the transfer of any of the Shares.

     5.10 Tax Reports; Returns. Seller (or its successor) and Purchaser shall provide each other with such assistance as may reasonably be requested by the other in connection with the preparation of any return or report of Taxes, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liabilities for Taxes. Seller (or its successor) and Purchaser will retain for the full period of any statute of limitations and provide the other with any records or information which may be relevant to such preparation, audit, examination, proceeding or determination. Seller (or its successor) shall file all Tax returns and reports of the Company due on, prior to, or after the Closing Date with respect to taxable periods ending on or prior to the Closing Date. Purchaser shall cause the Company to file all Tax returns and reports of the Company with respect to taxable periods ending after the Closing Date. Seller (or its successor) agrees that all such returns and reports shall be prepared and filed timely and on a basis consistent with existing procedures for preparing such returns or reports and consistent with prior practice with respect to the treatment of specific items on the returns or reports.

     5.11 Old Payables; Outstanding Checks. Prior to Closing, the Company shall pay the aggregate amount necessary to satisfy the Old Payables in full. From and after the Closing, Seller covenants and agrees that Seller (or its successor) shall promptly pay and satisfy in full any amounts presented as due and owing pursuant to any checks of the Company issued from account numbers 3191-051170 and 1850-553783 on or prior to March 26, 1999.

     5.12 Purchaser Knowledge. Seller shall have no liability for breach of a representation or warranty contained herein to the extent Purchaser (through its officers or its agents) obtains actual knowledge that such representation or warranty of Seller in this Agreement is not true and correct in all material respects. If Seller asserts this Section 5.12 as a defense to any claim by Purchaser for indemnification arising from a breach of any representation or warranty of Seller, Seller shall have the burden to prove that Purchaser had actual knowledge of the untruth or inaccuracy of the representation or warranty prior to the Closing. Notwithstanding anything in this Agreement to the contrary, in no event shall Purchaser's actual knowledge or Seller's cure of a breach of a representation or warranty prior to Closing limit Purchaser's right to terminate this Agreement in accordance with the terms hereof.

                                   ARTICLE VI
                 CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

     6.1 Obligations to be Satisfied on or Prior to Closing Date. The obligation of Purchaser to purchase the Shares under this Agreement is subject to the satisfaction (or waiver by Purchaser), on or prior to the Closing Date, of the following conditions:

          (a) Accuracy of Representations and Warranties. Each of the representations and warranties made by Seller and the Company in this Agreement shall be true, correct and complete in all materials respects (if not qualified by materiality and in all respects if qualified by materiality) on the Closing Date as though made on such date.

          (b) Compliance with Agreement. The Company and Seller shall have performed or complied in all material respects with the covenants, agreements and obligations required by this Agreement to be performed or complied with the Company and Seller on or prior to the Closing Date.

          (c) Consents. All consents, approvals, orders, authorizations, registrations, declarations and filings described on Schedule 3.17 shall have been obtained or made in form reasonably satisfactory to Purchaser. All necessary authorizations, agreements and consents of any Persons or Authorities to the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by it, shall have been obtained by the Company and Seller and delivered to Purchaser and shall be in full force and effect as of the Closing Date, and no such authorizations, agreements and consents shall impose any burdensome or, in Purchaser's reasonable determination, unsatisfactory conditions or requirements on Purchaser.

          (d) No Adverse Proceedings. No Law shall have been enacted or promulgated, and no investigation, action, suit or proceeding shall have been threatened or instituted against Seller, the Company or Purchaser, which, in any case, in the reasonable judgment of Purchaser, challenges, or could reasonably be expected to result in a challenge to, the consummation of the transactions contemplated hereby, or which claims, or could reasonably be expected to give rise to a claim for, damages against
     Purchaser, Seller or the Company as a result of the consummation of such transactions and there shall not be in effect any Order restraining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

          (e) No Material Adverse Change. There shall have occurred no material adverse change in or with respect to the condition (financial or otherwise), business, prospects, rights, properties or assets of the Business or the Company since December 31, 1998.

          (f) Schedules. All amendments or supplements to the Schedules made by Seller pursuant to Section 5.5 shall be reasonably acceptable to Purchaser.

          (g) Closing Documents. Seller shall have delivered all reports, agreements, certificates, instruments, opinions and other documents required to be delivered by the Company on the Closing Date pursuant to
     Section 8.3, and the form and substance of all such reports, agreements, certificates, instruments, opinions and other documents shall be reasonably satisfactory to Purchaser.

          (h) UCC, Tax Lien and Judgment Search Results. Purchaser shall have received, at Purchaser's sole cost and expense, a report, in form and substance satisfactory to Purchaser, as to the results of an examination of financing statements filed under the Uniform Commercial Code, and tax lien and judgment records, in each office in each such jurisdiction as Purchaser shall reasonably request, and such report shall indicate no material security interests, tax liens, judgments or other Liens not previously disclosed in writing to Purchaser.

          (i) Regulatory Approvals. All approvals, permits or qualifications from all appropriate Authorities for the consummation of the transactions contemplated hereby shall have been obtained, or the waiting period required thereby will have expired or have been terminated, as the case may be.

          (j) Investigation. Each of Purchaser and Purchaser's agents shall have been afforded access to the Company's books and records, officers, employees, agents, facilities and personnel relating to the Business, as provided in Section 5.3.

          (k) Withholding Certificate. The Company shall have provided Purchaser with an executed certificate of non-foreign status substantially in the form of Exhibit B.

          (l) Composition Agreement. The Company shall have provided Purchaser with proof of payment of all outstanding Old Payables, either as such Old Payables shall have been compromised pursuant to Composition Agreements substantially in the form of Exhibit C hereto (the "Composition Agreement") executed by the Persons identified on Schedule 2.2(d), or otherwise.

     6.2 Procedure for Failure to Satisfy Conditions. In the event that, in Purchaser's reasonable judgment, any of the conditions precedent set forth in
Section 6.1 have not been satisfied, Purchaser shall notify Seller in writing indicating its election to (a) waive such condition precedent or (b) terminate this Agreement pursuant to Section 11.1.

                                   ARTICLE VII
                  CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

     7.1 Obligations to Be Satisfied on or Prior to Closing Date. The obligations of Seller to sell the Shares under this Agreement are subject to the satisfaction (or waiver by Seller), on or prior to the Closing Date, of the following conditions:

          (a) Accuracy of Representations and Warranties. Each of the representations and warranties made by Purchaser in this Agreement shall be true, correct and complete in all material respects (if not qualified by materiality and in all respects if qualified by materiality) on the Closing Date as though made on such date.

          (b) Compliance with Agreement. Purchaser shall have performed or complied in all material respects with the covenants, agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

          (c) No Adverse Proceedings. No Law shall have been enacted or promulgated, and no investigation, action, suit or proceeding shall have been threatened or instituted against Seller, the Company or Purchaser, which, in any case, in the reasonable judgment of Seller, challenges, or could reasonably be expected to result in a challenge to, the consummation of the transactions contemplated hereby, or which claims, or could reasonably be expected to give rise to a claim for, damages against Seller as a result of the consummation of such transactions and there shall not be in effect any Order restraining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

          (d) Closing Documents. Purchaser shall have delivered all reports, agreements, certificates, instruments, opinions and other documents required to be delivered by it on the Closing Date pursuant to Section 8.4, and the form and substance of all such reports, agreements, certificates, instruments, opinions and other documents shall be reasonably satisfactory to Seller.

          (e) Regulatory Approvals. All approvals, permits or qualifications from all appropriate Authorities for the consummation of the transactions contemplated hereby shall have been obtained, or the waiting period required thereby will have expired or have been terminated, as the case may be.

     7.2 Procedure for Failure to Satisfy Conditions. In the event that, in Seller's reasonable judgment, any of the conditions set forth in Section 8.1 have not been satisfied, Seller shall notify Purchaser in writing indicating the Company's election to: (a) waive such conditions precedent; or (b) terminate this Agreement pursuant to Section 11.1.

                                  ARTICLE VIII
                                     CLOSING

     8.1 Time and Place. The Closing shall take place at 10:00 a.m. (Chicago time) on March 26, 1999 at the offices of Dykema Gossett, PLLC, 315 East Eisenhower Parkway, Ann Arbor, Michigan, or at such other time and place as Seller and Purchaser may mutually agree.

     8.2 Closing Transactions. All documents and other instruments required to be delivered at the Closing shall be regarded as having been delivered simultaneously, and no document or other instrument shall be regarded as having been delivered until all have been delivered. 8.3 Deliveries by the Company to Purchaser. At the Closing, Seller shall deliver or cause to be delivered to
Purchaser:

          (a) the articles of incorporation of Seller and the Company, each certified by the Secretary of State of their respective states of incorporation as of a date not earlier than five (5) days prior to the Closing Date;

          (b) a certificate of the Secretary or an Assistant Secretary of Seller and the Company as of the Closing Date certifying to (i) the by-laws of Seller and the Company, (ii) the resolutions of the board of directors of Seller authorizing the execution and delivery of this Agreement and all other documents and instruments executed and delivered in connection herewith and the consummation of the transactions contemplated hereunder, and (iii) the names of Seller's and the Company's officers authorized to execute and deliver this Agreement and the other documents and instruments executed and delivered in connection herewith, together with the true signatures of such officers;

          (c) certificates of good standing, as of a date not earlier than three
     (3) days prior to the Closing Date, for Seller and the Company from the State of Michigan;

          (d) the legal opinion of Dykema Gossett PLLC, counsel for the Company and Seller substantially in the form attached hereto as Exhibit A;

          (e) a certificate executed by the President or Vice President of each of Seller and the Company, each dated as of the Closing Date, certifying that all representations and warranties of Seller and the Company, as the case may be, herein contained are true, correct and complete in all material respects as of the Closing Date as if made thereon and that the Company and Seller have performed or complied in all material respects with all of the covenants and obligations required by this Agreement to be performed or complied with by the Company or Seller on or prior to the Closing Date;

          (f) an executed original (if available) of each consent required to be obtained pursuant to Section 3.17;

          (g) certificates representing all of the Shares which shall be either duly endorsed or accompanied by stock powers duly endorsed;

          (h) evidence of resignation of all directors and officers of the Company other than those identified by Purchaser;

          (i) pay-off and release letter from Comerica Bank, as Agent for certain financial institutions, evidencing the aggregate amount necessary to satisfy in full the outstanding obligations due and owing from the Company to such financial institutions as of the Closing Date and agreeing to terminate any Liens on the Shares and assets of the Company held by such entity upon receipt of such amount, each in form and substance satisfactory to Purchaser;

          (j) evidence in form and substance reasonably satisfactory to Purchaser that Seller has paid in full any and all Tax obligations of the Company currently due and owing for periods ending prior to the Closing Date;

          (k) the Composition Agreements, together with all other releases (including those of Comerica Bank, as agent for certain financial institutions), if any, necessary to terminate and discharge any Liens on the Shares and assets of the Company;

          (l) an executed Withholding Certificate substantially in the form of Exhibit B hereto;

          (m) evidence of the termination and release in full of any Liabilities due and owing by the Company to Seller in form and substance satisfactory to Purchaser;

          (n) evidence that Seller has transferred or relinquished any and all control of each of the Company's bank accounts in form and substance satisfactory to Purchaser; and

          (o) such other instruments and documents as are: (i) required by any other provisions of this Agreement to be delivered on the Closing Date by the Company or Seller; or (ii) reasonably necessary, in the opinion of Purchaser, to evidence the performance by the Company and Seller of their respective obligations under this Agreement.

     8.4 Deliveries by Purchaser to the Company. At the Closing, Purchaser shall deliver or cause to be delivered to the Company:

          (a) the Purchase Price in accordance with Section 2.2;

          (b) a certificate of the Secretary or an Assistant Secretary of Purchaser, dated as of the Closing Date, certifying to (i) the by-laws of Purchaser; (ii) resolutions of the Board of Directors of Purchaser approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and (iii) incumbency and signatures of the officers of Purchaser executing this Agreement and any other certificate or document delivered in connection herewith;

          (c) a certificate executed by the President or any Vice President of Purchaser, dated as of the Closing Date, certifying that all representations and warranties of Purchaser herein contained are true, correct and complete in all material respects as of the Closing Date as if made thereon and that Purchaser has performed or complied in all material respects with all of the covenants and obligations required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

          (d) certificate of incorporation of Purchaser certified by the Secretary of State of the State of Delaware; and

          (e) such other instruments and documents as are: (i) required by any other provisions of this Agreement to be delivered on the Closing Date by Purchaser to the Company; or (ii) reasonably necessary, in the opinion of the Company to effect the performance of this Agreement by Purchaser.

                                   ARTICLE IX
                                OTHER AGREEMENTS

     9.1 Further Assurance. At any time and from time to time from and after the Closing, Seller on the one hand, and Purchaser on the other hand, will, at the request and expense of the other party hereto, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and other documents and perform or cause to be performed such acts and provide such information, as may reasonably be required to evidence or effectuate the sale, conveyance, transfer, assignment and delivery to Purchaser of the Shares or for the performance by Seller or Purchaser of any of their other respective obligations under this Agreement.

     9.2 Confidentiality.

          (a) The parties hereto agree with respect to the terms and conditions of this Agreement, including, without limitation, the Purchase Price, and all information that is furnished or disclosed by the other party (collectively, "Confidential Information"), that (i) such Confidential Information is confidential and/or proprietary to the furnishing/disclosing party and entitled to and shall receive treatment as such by the receiving party; (ii) the receiving party will hold in confidence and not disclose nor use (except in respect of the transactions contemplated by this Agreement) any such Confidential Information, treating such Confidential Information with the same degree of care and confidentiality as it accords its own confidential and proprietary information; provided, however, that the receiving party shall not have any restrictive obligation with respect to any Confidential Information which (A) is contained in a printed publication available to the general public, (B) is or becomes publicly known through no wrongful act or omission of the receiving party, (C) is known by the receiving party without any proprietary restrictions by the furnishing/disclosing party at the time of receipt of such Confidential Information, (D) is subject to disclosure pursuant to any Order or regulation of any Authority (including the Securities Exchange Commission); or (E) is disclosed to Comerica Bank, as Agent for certain financial institutions or to the entities identified on Schedule 5.11 hereto, and
     (iii) all such Confidential Information furnished to either party by the other, unless otherwise specified in writing, shall remain the property of the furnishing/disclosing party, and in the event this Agreement is terminated, shall be returned to it, together with any and all copies made thereof, upon request for such return by it (except for documents submitted to an Authority with the consent of the furnishing/disclosing party or upon subpoena and which cannot be retrieved with reasonable effort).

          (b) Each party hereto acknowledges that the remedy at law for any breach by either party of its obligations under Section 9.2(a) is inadequate and that the other party shall be entitled to equitable remedies, including an injunction, in the event of breach of any other party.

     9.3 Employee Benefits.

          (a) Except to the extent adequately reserved for on the Financial Statements, Seller shall be responsible for Liabilities arising from workers' compensation claims, both medical and disability, or other government-mandated programs which are based on injuries to the Company's employees occurring prior to the Closing Date regardless of when such claims are filed. Purchaser shall be solely responsible for such claims made by employees retained as employees of the Company based on injuries occurring after Closing.

          (b) Except to the extent adequately reserved for on the Financial Statements, Seller shall be responsible for the satisfaction of all claims for medical, dental, life insurance, health, accident, disability or other benefits brought by or in respect of employees under any of the Company's welfare benefit plans where the claims were incurred prior to the Closing regardless of when such claims are filed.

     9.4 Indemnification for Employment Matters. Seller and Purchaser each agree to indemnify, defend and hold the other harmless from and against any and all loss, damage and expense, including without limitation attorneys' fees, arising out of any Adverse Consequences for which it is responsible under Sections 9.3.

     9.5 Non-Competition Agreement.

          (a) In partial consideration for the Purchase Price paid, Seller, for a period of five (5) years from and after the Closing Date, shall not, without the prior written consent of the Board of Directors of Purchaser, directly or indirectly, or as the agent of another Person or through other Persons as an agent:

               (i)  participate  or engage in,  directly  or  indirectly  (as an owner, partner, employee, officer, director, independent contractor, consultant, advisor or in any other capacity calling for the rendition of services, advice, or acts of management, operation or control), any business that is competitive with the Business (as conducted as of the Closing) within any geographic area in which Purchaser, the Company and their respective Affiliates' (collectively, the "Related Entities") currently conduct the Business; provided, however, that Seller may own up to five percent (5%) of any class of securities of a corporation engaged in such a competitive business if such securities are listed on a national securities exchange or registered under the Securities Exchange Act of 1934;

               (ii) solicit any current employee of the Related Entities or any individual who becomes an employee during such period to leave such employment other than general solicitation of employees through public newspapers; or

               (iii) seek to divert or dissuade from continuing to do business with or entering into business with any of the Related Entities, any supplier, customer or other Person that had a business relationship with or with which any Related Entity was actively planning or pursuing a business relationship during such five-year period.

          (b) The necessity of protection against the competition of Seller against Purchaser and the nature and scope of such protection has been carefully considered by the parties hereto. The parties hereto agree and acknowledge that the duration, scope and geographic areas applicable to the covenant not-to-compete described in this Section 9.5 are fair, reasonable and necessary and that adequate compensation has been received by Seller for such obligations. If, however, for any reason any court determines that the restrictions in this Section 9.5 are not reasonable or that consideration is inadequate, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this Section 9.5 as will render such restrictions valid and enforceable.

          (c) In the event of a breach or threatened breach of this Section 9.5, Purchaser shall be entitled, without the posting of a bond, to an injunction restraining such breach. Nothing herein contained shall be construed as prohibiting any party from pursuing any other remedy available to it for such breach or threatened breach.

                                    ARTICLE X
                  TERMINATION OF REPRESENTATIONS AND WARRANTIES

     Except for representations and warranties  contained in Sections 3.1(a) and
(b), 3.2, 3.14(a) and 3.25, all representations and warranties contained in any section of this Agreement terminate at, and do not survive beyond, the Closing.

                                   ARTICLE XI
                                   TERMINATION

     11.1 Rights to Terminate. This Agreement may be terminated at any time prior to the Closing only as follows:

          (a) by mutual written consent of Seller and Purchaser;

          (b) by Seller if Purchaser is in material breach of any material representation, warranty or covenant under this Agreement (and Seller is not then in material breach of any material representation, warranty or covenant);

          (c) by Purchaser if Seller or the Company is in material breach of any material representation, warranty or covenant under this Agreement (and Purchaser is not then in material breach of any material representation, warranty or covenant);

          (d) by Seller or by Purchaser if, at or before the Closing, any condition set forth herein for the benefit of Seller or Purchaser, respectively, shall not have been timely met and cannot be met on or before the Closing Date and has not been waived; or

          (e) by Purchaser or Seller if the Closing shall not have occurred on or before April 1, 1999.

     Each party's right of termination hereunder is in addition to any of the rights it may have hereunder or otherwise.

     11.2 Effects of Termination. Notwithstanding any other provision of this Agreement, no termination of this Agreement shall release (a) Seller from Seller's obligation to pay the costs and expenses described in Section 5.9, (b) any party of any Liabilities arising hereunder for any pre-termination breaches hereof or intentional misrepresentations made herein or (c) any party from its obligations under Section 9.2.

                                   ARTICLE XII
                            MISCELLANEOUS PROVISIONS

     12.1 Public Announcements. Prior to the Closing Date, any announcements or similar publicity with respect to this Agreement or the transactions contemplated herein shall be at such time and in such manner as Seller and Purchaser shall mutually agree; provided, that nothing herein shall prevent either party upon notice to the other party from making such public announcements as such party's counsel may consider advisable in order to satisfy that party's legal obligations in such regard.

     12.2 Post-Closing Deliveries. After the Closing, any monies, checks, instruments, invoices, bills, receipts, notices, mail and other communications received by one party but directed toward or due to another shall be promptly delivered to the other party. Seller shall cooperate with Purchaser after the Closing to ensure the orderly transition of the operation of the Business from Seller to Purchaser and to minimize any disruption in the business of Purchaser that might result from the transactions contemplated hereby.

     12.3 Notices. All notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly received (a) if given by telecopier, when transmitted and the appropriate telephonic confirmation received if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission, (b) if given by certified or registered mail, return receipt requested, postage prepaid, three (3) business days after being deposited in the U.S. mails and (c) if given by courier or other means, when received or personally delivered, and, in any such case, addressed as follows:

          (i)   if to Purchaser:

                 MacLean Acquisition Company
                 c/o MacLean-Fogg Corporation
                 1000 Allanson Road
                 Mundelein, IL 60060
                 Attention: President
                 Facsimile:  (847) 566-0026

                 with a copy to:

                 Winston & Strawn
                 35 West Wacker Drive
                 Chicago, Illinois 60601
                 Attention:  Stanford J. Goldblatt, Esq.
                 Facsimile:  (312) 558-5700

          (ii)   if to Seller:

                 JPE, Inc.
                 775 Technology Drive
                 Suite 200
                 Ann Arbor, MI  48108
                 Attention:  Richard R. Chrysler
                 Facsimile:  (734) 662-0133

                 with a copy to:

                 Barb Kaye
                 Dykema Gossett PLLC
                 315 East Eisenhower Parkway
                 Suite 100
                 Ann Arbor, Michigan  48108-3306
                 Facsimile:  (734) 214-7696

or to such other addresses as may be specified by any such Person to the other Person pursuant to notice given by such Person in accordance with the provisions of this Section 12.3.

     12.4 Assignment. No party may assign or transfer any or all of its rights or obligations under this Agreement without the prior written approval of all the other parties; provided, however, that Purchaser may assign or transfer all (but not less than all) of its rights and obligations under this Agreement (a) to any Person that is wholly-owned, directly or indirectly, by Purchaser or (b) after the Closing, to any Person to whom Purchaser sells the Business and substantially all of the Company's assets.

     12.5 Benefit of the Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be construed so as to confer any right or benefit upon any Person, other than the parties hereto and their respective successors and permitted assigns.

     12.6 Exhibits and Schedules. The Exhibits and Schedules hereto shall be construed with and as an integral part of this Agreement to the same effect as if the contents thereof had been set forth verbatim herein.

     12.7 Headings. The headings used in this Agreement are for convenience of reference only and shall not be deemed to limit, characterize or in any way affect the interpretation of any provision of this Agreement.

     12.8 Entire Agreement. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof, and no other representations, promises, agreements or understandings regarding the subject matter hereof shall be of any force or effect unless in writing, executed by the party to be bound thereby and dated on or after the date hereof.

     12.9 Modifications and Waivers. No change, modification or waiver of any provision of this Agreement shall be valid or binding unless it is in writing, dated subsequent to the date hereof and signed by Purchaser and Seller. No waiver of any breach, term or condition of this Agreement by any party shall constitute a subsequent waiver of the same or any other breach, term or condition.

     12.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     12.11 Severability. In case any one or more of the provisions contained herein for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

     12.12 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS.

     12.13 Expenses. Except as otherwise expressly provided herein, each party hereto shall pay all of its own costs and expenses incurred or to be incurred in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement. Purchaser shall pay all fees and expenses (other than legal fees and expenses of Seller) incurred in connection with compliance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Seller shall pay all fees and expenses of Schafer & Weiner, P.C., incurred by Seller or the Company. All fees and expenses of the Company incurred in connection with the transactions contemplated by this Agreement (other than any necessary filing fees and other post-Closing expenses) shall be paid by the Company prior to the Closing or shall be assumed and paid by the Seller.

         IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first written above.

                             MACLEAN ACQUISITION COMPANY

                             By:    /s/ Timothy N. Taylor
                                    -----------------------------------
                             Name:  Timothy N. Taylor
                             Title: Vice President


                             INDUSTRIAL & AUTOMOTIVE FASTENERS, INC.

                             By:    /s/ Richard R. Chrysler
                                    -----------------------------------
                             Name:  Richard R. Chrysler
                             Title: President


                             JPE, INC.

                             By:    /s/ Richard R. Chrysler
                                    ------------------------------------
                             Name:  Richard R. Chrysler
                             Title: President